Exhibit 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this El Paso Natural Gas Company registration statement on Form S-8, relating to the El Paso Natural Gas Company Stock Option Plan For Management Employees, of our report dated January 29, 1993, on our audits of the consolidated financial statements and the related consolidated financial statement schedules of El Paso Natural Gas Company at December 31, 1992 and 1991, and for the years ended December 31, 1992, 1991 and 1990, which are included in the El Paso Natural Gas Company Annual Report on Form 10-K.



/S/  COOPERS & LYBRAND

El Paso, Texas
January 10, 1994